Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full-Year 2011 Results

Full Year Diluted EPS Increased 22.2%, excluding BIBP, on Strong Comparable Sales Increases of 3.4% for North America and 5.1% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 21, 2012--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the fourth quarter and fiscal year ended December 25, 2011.

Highlights

  Fourth quarter system-wide comparable sales increased 1.7% for North America and 5.2% for International; Full year comparable sales increased 3.4% for North America and 5.1% for International
  Fourth quarter earnings per diluted share of $0.65 in 2011 vs. $0.55 in 2010 ($0.51 in 2010, or a 27.5% increase, excluding the impact of the consolidation of the franchisee-owned BIBP cheese purchasing entity)
  Full year earnings per diluted share of $2.20 in 2011 vs. $1.96 in 2010 ($1.80 in 2010, or a 22.2% increase, excluding BIBP)
  103 worldwide net restaurant openings during the fourth quarter and 237 for the full year

“Papa John’s had an exceptional fourth quarter and full year 2011,” commented Papa John’s Founder, Chairman and Chief Executive Officer, John Schnatter. “We achieved the highest net openings in ten years and delivered our eighth consecutive year for even or positive comparable sales growth. Our brand remains resilient even in the face of what continues to be a challenging competitive and cost environment.”

Fourth quarter 2011 revenues were $306.2 million, a 6.8% increase from fourth quarter 2010 revenues of $286.8 million. Fourth quarter 2011 net income was $16.0 million, compared to fourth quarter 2010 net income of $14.0 million ($13.2 million excluding BIBP, an increase of $2.8 million, or 21.2%). Fourth quarter 2011 diluted earnings per share were $0.65, compared to fourth quarter 2010 diluted earnings per share of $0.55 ($0.51 per diluted share excluding BIBP, an increase of $0.14 per diluted share, or 27.5%). See “Non-GAAP Measures” for additional information regarding BIBP.

Full year fiscal 2011 revenues were $1.22 billion, an 8.1% increase from full year fiscal 2010 revenues of $1.13 billion. Full year fiscal 2011 net income was $55.7 million, compared to full year fiscal 2010 net income of $51.9 million ($47.6 million excluding BIBP, an increase of $8.1 million, or 16.9%). Full year fiscal 2011 diluted earnings per share were $2.20, compared to full year fiscal 2010 diluted earnings per share of $1.96 ($1.80 per diluted share excluding BIBP, an increase of $0.40, or 22.2%).

Financial Highlights

Summary Financial Data:

	Three Months Ended		Year Ended
	Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
(In thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$306,213	$286,838	$1,217,882	$1,126,397

Income before income taxes	$23,582	$21,149	$86,275	$82,281

Net income	$15,981	$14,025	$55,655	$51,940

Diluted earnings per share	$0.65	$0.55	$2.20	$1.96

Diluted weighted average shares outstanding	24,581	25,687	25,310	26,468

Global Restaurant and Comparable Sales Information:

	Three Months Ended		Year Ended
	Dec. 25, 2011	Dec. 26, 2010	Dec. 25, 2011	Dec. 26, 2010

Global restaurant sales growth (a)	6.0%	4.9%	7.7%	3.0%

Global restaurant sales growth, excluding the impact of foreign currency (a)	6.0%	5.0%	7.3%	2.8%

Comparable sales growth (decline) (b)
Domestic company-owned restaurants	1.2%	2.1%	4.1%	(0.6%)
North America franchised restaurants	1.8%	0.2%	3.1%	0.3%
System-wide North America restaurants	1.7%	0.7%	3.4%	0.0%

System-wide international restaurants	5.2%	5.5%	5.1%	2.6%

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenues Highlights

Consolidated revenues increased $19.4 million, or 6.8%, for the fourth quarter of 2011 and increased $91.5 million, or 8.1%, for the year ended December 25, 2011, compared to the same periods in the prior year. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $2.1 million, or 1.6%, and $22.6 million, or 4.5%, for the three months and year ended December 25, 2011, respectively, primarily due to increases in comparable sales of 1.2% and 4.1%, respectively.
  North America franchise royalty revenues increased approximately $400,000, or 2.3%, and $4.1 million, or 5.8%, for the three months and year ended December 25, 2011, respectively, due to increases in comparable sales of 1.8% and 3.1%, respectively, and increases in the number of franchise restaurants.
  Domestic commissary sales increased $12.5 million, or 10.8%, and $53.6 million, or 11.8%, for the three months and year ended December 25, 2011, respectively. The increases were primarily due to increases in the prices of certain commodities, most notably cheese, and increases in sales volumes.
  International revenues increased $3.8 million, or 30.6%, and $12.1 million, or 26.1%, for the three months and year ended December 25, 2011, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 5.2% and 5.1%, respectively, calculated on a constant dollar basis. Through the first three quarters of 2010, the International segment included revenues from company-owned restaurants located in the United Kingdom, which were sold in the third quarter of 2010.

Operating Highlights

Fourth quarter 2011 income before income taxes was $23.6 million, compared to fourth quarter 2010 income before income taxes of $21.1 million ($19.9 million in 2010, excluding the impact of BIBP, an increase of $3.7 million, or 18.8%). Full year fiscal 2011 income before income taxes was $86.3 million, compared to full year fiscal 2010 income before income taxes of $82.3 million ($75.5 million in 2010 excluding the impact of BIBP, an increase of $10.8 million, or 14.3%).

Income before income taxes is summarized in the following table on a reporting segment basis:

		Three Months Ended			Year Ended
		Dec. 25,	Dec. 26,	Increase	Dec. 25,	Dec. 26,	Increase
		2011	2010	(Decrease)	2011	2010	(Decrease)

	Domestic company-owned restaurants	$6,403	$6,015	$388	$28,980	$31,619	$(2,639)
	Domestic commissaries (a)	9,420	(6,389)	15,809	30,532	14,188	16,344
	North America franchising	16,032	15,516	516	66,222	62,229	3,993
	International	652	(609)	1,261	(165)	(4,771)	4,606
	All others	301	660	(359)	(441)	1,847	(2,288)
	Unallocated corporate expenses	(8,872)	(9,303)	431	(38,243)	(43,266)	5,023
	Elimination of intersegment profits	(354)	(190)	(164)	(610)	(519)	(91)
	Income before income taxes, excluding BIBP (a)	23,582	5,700	17,882	86,275	61,327	24,948
	BIBP, a variable interest entity (a)	-	15,449	(15,449)	-	20,954	(20,954)
	Total income before income taxes	$23,582	$21,149	$2,433	$86,275	$82,281	$3,994

(a)

PJ Food Service, Inc. (“PJFS”) agreed to pay to BIBP the amount equal to its accumulated deficit at December 26, 2010. Accordingly, BIBP recorded a decrease in cost of sales of $14.2 million and PJFS recorded a corresponding increase in cost of sales. This transaction did not have any impact on the company’s 2010 consolidated income statement results since both PJFS and BIBP are fully consolidated. Income before income taxes, excluding BIBP, was $19.9 million for the fourth quarter of 2010 and $75.5 million for the full year of 2010.

Fourth quarter 2011 income before income taxes increased $3.7 million, or 18.8%, (excluding the reduction in BIBP’s cost of sales of $14.2 million). The increase was primarily due to the following:

  Domestic company-owned restaurants, Domestic commissaries, and North America franchising operating income increased due to comparable sales growth and the increase in the number of North American restaurants.
  International operating income improved due to increased royalties attributable to strong comparable sales and net unit growth. In addition, our United Kingdom results improved due to restaurant openings and our company-owned restaurant results improved in Beijing, China.

Full year 2011 income before income taxes increased $10.8 million, or 14.3%, (excluding the reduction in BIBP’s cost of sales of $14.2 million). The increase was primarily due to the following:

  Domestic commissaries and North America franchising operating income increased due to strong comparable sales results and an increase in the number of North American franchised restaurants.
  International operating income improved due to increased royalties attributable to strong comparable sales and net unit growth. In addition, our United Kingdom results improved due to restaurant openings and our company-owned restaurant results improved in Beijing, China.
  Unallocated corporate expenses decreased primarily due to the following:
    Lower incentives earned by or paid to franchisees
    Lower short and long-term compensation costs
    Reduced sponsorship fees
    Reduced debt levels and lower effective interest rates

  These reductions were partially offset by a charge of approximately $850,000 related to lease obligations associated with our former Perfect Pizza operations in the United Kingdom.

These improvements for the full year 2011 were partially offset by the following:

  Domestic company-owned restaurants operating income declined due to higher commodity prices, primarily cheese, partially offset by incremental profits from strong comparable sales results.
  The “All others” operating results declined primarily due to lower online ordering fees charged to company-owned and franchised restaurants and an increase in infrastructure and support costs at our “eCommerce” business.

The fourth quarter 2011 effective income tax rate was 28.6%, representing a decrease of 0.9% from the fourth quarter of 2010 and was 31.2% for the full year of 2011, representing a decrease of 1.1% from the prior year rate. The effective rates were impacted by the finalization of certain income tax issues which resulted in income tax benefits of $300,000 and $1.9 million for the fourth quarter and full year 2011, respectively, compared to income tax benefits of $550,000 for both the fourth quarter and full year of 2010. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues. The tax rate comparisons above exclude the impact of BIBP in 2010.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results, including segment and cash flow information, for the fiscal year ended December 25, 2011.

The company’s free cash flow for the fiscal years ended 2011 and 2010 was as follows (in thousands):

	Year Ended
	Dec. 25,	Dec. 26,
	2011	2010

Net cash provided by operating activities	$101,008	$92,581
BIBP income before income taxes	-	(6,804)
Purchase of property and equipment	(29,319)	(31,125)
Free cash flow *	$71,689	$54,652

*The increase in free cash flow is due to higher net income, favorable working capital changes, including income taxes, and lower purchases of property and equipment.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) excluding BIBP income before income taxes, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Our net debt position, defined as total debt less cash and cash equivalents, was $34.3 million at December 25, 2011, compared to $52.8 million at December 26, 2010.

Global Restaurant Unit Data

At December 25, 2011, there were 3,883 Papa John’s restaurants operating in all 50 states and in 33 countries, as follows:

		Domestic Company- owned	Franchised North America	Total North America	International	Systemwide
	Fourth Quarter
	Beginning - September 25, 2011	597	2,413	3,010	770	3,780
	Opened	2	63	65	60	125
	Closed	(1)	(13)	(14)	(8)	(22)
	Ending - December 25, 2011	598	2,463	3,061	822	3,883

	Year-to-date
	Beginning - December 26, 2010 (a)	591	2,346	2,937	709	3,646
	Opened	8	166	174	147	321
	Closed	(1)	(49)	(50)	(34)	(84)
	Ending - December 25, 2011	598	2,463	3,061	822	3,883

	Restaurant unit growth	7	117	124	113	237

	% increase	1.2%	5.0%	4.2%	15.9%	6.5%

(a)

Franchised restaurants located in Hawaii, Alaska and Canada have been reclassified from International to Franchised North America (66 restaurants at December 26, 2010) due to a realignment in management responsibility and financial reporting.

Our development pipeline as of December 25, 2011 included approximately 1,550 restaurants (350 units in North America and 1,200 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The company repurchased 470,000 shares of its common stock at an average price of $33.53 per share, or a total of $15.7 million, during the three months ended December 25, 2011 and repurchased 2.1 million shares at an average price of $31.35 per share, or a total of $65.3 million during the full year ended December 25, 2011. Subsequent to quarter-end through February 14, 2012, the company repurchased 60,000 shares at a total cost of $2.2 million, or $37.72 per share average cost. Approximately $69.3 million remains available under the company’s share repurchase program.

There were 24.6 million and 25.3 million diluted weighted average shares outstanding for the three-month period and full year, respectively, representing decreases of 4.3% and 4.4%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.10 for the three-month period and full year, respectively, due to the reductions in shares outstanding. Approximately 24.1 million actual shares of the company’s common stock were outstanding as of December 25, 2011.

2012 Earnings Guidance Reaffirmed

The company reaffirmed its previously issued guidance for 2012 (a 53 week year), including earnings per diluted share in a range of $2.33 to $2.43. This range includes a reduction of $0.11 due to a one-time marketing incentive contribution. Other 2012 guidance includes:

  North America system-wide comparable sales increase of 1.5% to 2.5%
  International system-wide comparable sales increase of 1.5% to 3.5%
  Worldwide net unit openings ranging from 240 to 280 (110 to 130 net openings for North America and 130 to 150 net openings for International)
  Consolidated revenues increase of 6% to 7%, including 2% resulting from the 53rd week of operations in 2012
  Consolidated pre-tax margin is expected to approximate or slightly exceed 2011, including the negative impact of the above-mentioned one-time marketing incentive contribution
  Capital expenditures of $47 to $52 million

Conference Call

A conference call is scheduled for February 22, 2012 at 10:00 a.m. Eastern Time to review our fourth quarter and full-year 2011 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through February 28, 2012. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (international). The Conference ID is 70015775.

Non-GAAP Measures

Certain financial measures we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with GAAP. These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the 2010 financial information excluding the impact of BIBP is important for purposes of comparison to current year results. As previously announced, we terminated our cheese purchasing arrangement with BIBP in February 2011 and BIBP operated at breakeven during the first two months of 2011. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the pro forma financial results we present in this press release excluding the impact in 2010 of BIBP to our GAAP financial measures for the three months and years ended December 25, 2011 and December 26, 2010:

		Three Months Ended		Year Ended
		Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
	(In thousands, except per share amounts)	2011	2010	2011	2010

	Income before income taxes, as reported	$23,582	$21,149	$86,275	$82,281
	Income from BIBP cheese purchasing entity (1)	-	(1,299)	-	(6,804)
	Income before income taxes, excluding BIBP (1)	$23,582	$19,850	$86,275	$75,477

	Net income, as reported	$15,981	$14,025	$55,655	$51,940
	Net income from BIBP cheese purchasing entity (1)	-	(843)	-	(4,339)
	Net income, excluding BIBP (1)	$15,981	$13,182	$55,655	$47,601

	Earnings per diluted share, as reported	$0.65	$0.55	$2.20	$1.96
	Earnings from BIBP cheese purchasing entity (1)	-	(0.04)	-	(0.16)
	Earnings per diluted share, excluding BIBP (1)	$0.65	$0.51	$2.20	$1.80

	Cash flow from operations, as reported			$101,008	$92,581
	Cash flow from BIBP cheese purchasing entity (1)			-	(6,804)
	Cash flow from operations, excluding BIBP			$101,008	$85,777

(1)

The fourth quarter and full-year 2010 results exclude the reduction in BIBP’s cost of sales of $14.2 million ($9.2 million after-tax or $0.36 per diluted share for the fourth quarter and $0.35 per diluted share for the year) associated with PJFS’s agreement to pay to BIBP for past cheese purchases an amount equal to its accumulated deficit, which is eliminated in consolidation.

See the free cash flow discussion for more information about our use of free cash, which is a non-GAAP measure.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals; the credit performance of our franchise loan program; adverse macroeconomic or business conditions; general economic and political conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel; increased employee compensation, benefits, insurance and similar costs (including the impact of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; risks associated with security breaches, including theft of company and customer information; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

	Papa John's International, Inc. and Subsidiaries
	Consolidated Statements of Income

		Three Months Ended		Year Ended
		December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
	(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
	Revenues:
	North America:
	Domestic Company-owned restaurant sales	$130,742	$128,620	$525,841	$503,272
	Franchise royalties	17,893	17,493	73,694	69,631
	Franchise and development fees	258	150	722	610
	Domestic commissary sales	128,586	116,046	508,155	454,506
	Other sales	12,727	12,277	50,912	51,951
	International:
	Royalties and franchise and development fees	4,462	3,630	16,327	13,265
	Restaurant and commissary sales	11,545	8,622	42,231	33,162
	Total revenues	306,213	286,838	1,217,882	1,126,397

	Costs and expenses:
	Domestic Company-owned restaurant expenses:
	Cost of sales	32,396	29,459	126,887	111,010
	Salaries and benefits	35,065	34,925	142,093	137,840
	Advertising and related costs	12,558	13,357	49,035	47,174
	Occupancy costs	7,974	8,079	32,278	32,343
	Other operating expenses	18,293	18,779	75,558	72,997
	Total domestic Company-owned restaurant expenses	106,286	104,599	425,851	401,364

	Domestic commissary and other expenses:
	Cost of sales	106,596	97,241	426,955	382,150
	Salaries and benefits	8,639	8,230	35,141	34,063
	Other operating expenses	13,138	11,347	53,188	46,890
	Total domestic commissary and other expenses	128,373	116,818	515,284	463,103

	Income from the franchise cheese-purchasing program, net of noncontrolling interest	-	(1,061)	-	(5,634)
	International operating expenses	9,556	7,596	35,674	29,429
	General and administrative expenses	27,585	25,971	111,608	109,954
	Other general expenses	2,750	2,410	9,767	9,030
	Depreciation and amortization	7,970	8,285	32,681	32,407
	Total costs and expenses	282,520	264,618	1,130,865	1,039,653

	Operating income	23,693	22,220	87,017	86,744
	Net interest expense	(111)	(1,071)	(742)	(4,463)
	Income before income taxes	23,582	21,149	86,275	82,281
	Income tax expense	6,737	6,311	26,888	26,856
	Net income, including noncontrolling interests	16,845	14,838	59,387	55,425
	Less: income attributable to noncontrolling interests	(864)	(813)	(3,732)	(3,485)
	Net income, net of noncontrolling interests	$15,981	$14,025	$55,655	$51,940

	Basic earnings per common share	$0.66	$0.55	$2.22	$1.97
	Earnings per common share - assuming dilution	$0.65	$0.55	$2.20	$1.96

	Basic weighted average shares outstanding	24,260	25,543	25,043	26,328
	Diluted weighted average shares outstanding	24,581	25,687	25,310	26,468

Note:

Beginning in the first quarter of 2011, we realigned management responsibility and financial reporting for the franchised restaurants operating in Hawaii, Alaska, and Canada from our International business segment to North America Franchising. Certain prior year amounts have been reclassified to conform with the current year presentation.

	Papa John's International, Inc. and Subsidiaries
	Condensed Consolidated Balance Sheets

		December 25,	December 26,
		2011	2010
		(Note)	(Note)
	(In thousands)

	Assets
	Current assets:
	Cash and cash equivalents	$17,238	$46,225
	Accounts receivable, net	28,169	25,357
	Notes receivable, net	4,221	4,735
	Inventories	20,091	17,402
	Prepaid expenses and other current assets	16,045	13,741
	Deferred income taxes	7,636	9,647
	Total current assets	93,400	117,107

	Other assets and investments	25,263	24,924
	Net property and equipment	185,132	186,594
	Notes receivable, net	11,502	12,619
	Goodwill	75,085	74,697
	Total assets	$390,382	$415,941

	Liabilities and stockholders' equity
	Current liabilities:
	Accounts payable	$32,966	$31,569
	Income and other taxes payable	3,969	1,789
	Accrued expenses	42,808	42,825
	Total current liabilities	79,743	76,183

	Unearned franchise and development fees	6,170	6,596
	Long-term debt	51,489	99,017
	Other long-term liabilities	25,611	26,604
	Deferred income taxes	9,147	341
	Total liabilities	172,160	208,741

	Total stockholders' equity	218,222	207,200
	Total liabilities and stockholders' equity	$390,382	$415,941

Note:

The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Certain prior year amounts have been reclassified to conform with the current year presentation.

	Papa John's International, Inc. and Subsidiaries
	Consolidated Statements of Cash Flows

		Year Ended
	(In thousands)	December 25, 2011	December 26, 2010

	Operating activities
	Net income, including noncontrolling interests	$59,387	$55,425
	Adjustments to reconcile net income to net cash provided by operating activities:
	Disposition and impairment losses	1,200	479
	Provision for uncollectible accounts and notes receivable	1,037	917
	Depreciation and amortization	32,681	32,407
	Deferred income taxes	9,909	4,553
	Stock-based compensation expense	6,704	6,066
	Excess tax benefit on equity awards	(741)	(359)
	Other	3,072	286
	Changes in operating assets and liabilities, net of acquisitions:
	Accounts receivable	(4,298)	(5,022)
	Inventories	(2,689)	(1,848)
	Prepaid expenses	(2,514)	(1,303)
	Other current assets	210	16
	Other assets and liabilities	(1,600)	(416)
	Accounts payable	1,397	4,579
	Income and other taxes payable	2,180	480
	Accrued expenses	(4,501)	(4,607)
	Unearned franchise and development fees	(426)	928
	Net cash provided by operating activities	101,008	92,581

	Investing activities
	Purchase of property and equipment	(29,319)	(31,125)
	Purchase of investments	(229)	(549)
	Proceeds from sale or maturity of investments	129	327
	Loans issued	(3,492)	(2,637)
	Repayments of loans issued	5,357	3,918
	Proceeds from divestitures of restaurants	-	1,397
	Other	68	12
	Net cash used in investing activities	(27,486)	(28,657)

	Financing activities
	Net repayments on line of credit facility	(47,511)	-
	Excess tax benefit on equity awards	741	359
	Tax payments for restricted stock	(1,041)	-
	Proceeds from exercise of stock options	14,042	6,410
	Acquisition of Company common stock	(65,323)	(46,936)
	Distributions to noncontrolling interests	(3,669)	(3,147)
	Other	160	96
	Net cash used in financing activities	(102,601)	(43,218)

	Effect of exchange rate changes on cash and cash equivalents	92	62
	Change in cash and cash equivalents	(28,987)	20,768
	Cash and cash equivalents at beginning of period	46,225	25,457

	Cash and cash equivalents at end of period	$17,238	$46,225

Note:	Certain prior year amounts have been reclassified to conform with the current year presentation.

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer